Consent of Independent Auditors


We consent to the reference of our firm under the caption "Experts" and to the use of our report dated January 28, 2002 with respect to the financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 22, 2002 with respect to the financial statements of IDS Life of New York Account 8 - IDS Life of New York Variable Universal Life IV/ Variable Universal Life IV - Estate Series (comprised of subaccounts YBC, YBD, YCR, YCM, YDE, YEM, YEX, YFI, YGB, YGR, YIE, YMF, YND, YIV, YSM, YSA, YSB, YRE, YSV, YUE, YMC, YGT, YIG, YIP, YGW, YDS, YVS, YIC and YSP), included in Post-Effective Amendment No. 4 to the Registration Statement (Form S-6, No. 333-44644) and related Prospectus IDS Life of New York Variable Universal Life IV/ Variable Universal Life IV - Estate Series to be offered by IDS Life Insurance Company of New York.




Minneapolis, Minnesota
January 14, 2003